Columbia Marsico Growth Fund, Variable Series
Columbia Marsico Focused Equities Fund, Variable Series
Columbia Marsico 21st Century Fund, Variable Series
Columbia Mid Cap Growth Fund, Variable Series
Columbia Marsico International Opportunities Fund, Variable Series Columbia High Yield Fund, Variable Series

77B Accountant's Report on Internal Control

[PricewaterhouseCoopers logo]
PricewaterhouseCoopers LLP
125 High Street
Boston, Massachusetts 02110



                Report of Independent Registered Public Accounting Firm

To the Trustees and Shareholders of Columbia Funds Variable Insurance Trust I

In planning and performing our audits of the financial statements of Columbia MidCap Growth Fund, Variable Series, Columbia Marsico International Opportunities Fund, Variable Series, Columbia Marsico 21st Century Fund, Variable Series, Columbia Marsico Focused Equities Fund, Variable Series, Columbia Marsico Growth Fund, Variable Series and Columbia High Yield Fund, Variable Series (the "Funds") as of and for the year ended December 31, 2006, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered the Funds' internal control over financial reporting, including control activities for safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Funds' internal control over financial reporting. Accordingly, we express no such opinion.

The management of the Funds is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A fund's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Such internal control over financial reporting includes policies and procedures that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a fund's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A significant deficiency is a control deficiency, or combination of control deficiencies, that adversely affects the fund's ability to initiate, authorize, record, process or report external financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the fund's annual or interim financial statements that is more than inconsequential will not be prevented or detected. A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

Our consideration of the Funds' internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control over financial reporting that might be significant deficiencies or material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). However, we noted no deficiencies in the Funds' internal control over financial reporting and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2006.

This report is intended solely for the information and use of management and the Board of Trustees of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
February 20, 2007



77D  Policies with respect to security investments

Columbia Mid Cap Growth Fund, Variable Series

Effective October 21,2006, Columbia Mid Cap Growth Fund, Variable Series modified its principal investment strategies to state (1) that it will invest at least 80% of its assets in U.S. companies whose market capitalizations are within the range of companies within the Russell MidCap Index at the time of purchase, (2) that it may invest up to 20% of its net assets in small-capitalization and large-capitalization companies and (3) that it may hold up to 20% of its assets in foreign securities. In addition, Columbia Mid Cap Growth Fund, Variable Series may invest in special situations such as initial public offerings, companies that may benefit from technological or product developments or new management and companies involved in tender offers, leveraged buy-outs or mergers. The Fund may also invest in securities convertible into or exercisable for stock (including preferred stock, warrants and debentures) and certain options and financial futures contracts (derivatives).

Columbia Marsico Growth Fund, Variable Series
Columbia Marsico Focused Equities Fund, Variable Series
Columbia Marsico 21st Century Fund, Variable Series
Columbia Mid Cap Growth Fund, Variable Series
Columbia Marsico International Opportunities Fund, Variable Series Columbia High Yied Fund, Variable Series (the Funds)

77E Legal Proceedings

On February 9, 2005, Banc of America Capital Management, LLC ("BACAP," now known as Columbia Management Advisors LLC) and BACAP Distributors, LLC ("BACAP Distributors," now known as Columbia Management Distributors, Inc.) entered into an Assurance of Discontinuance with the New York Attorney General (the "NYAG Settlement") and consented to the entry of a cease-and-desist order by the U.S. Securities and Exchange Commission (the "SEC") (the "SEC Order") on matters relating to mutual fund trading. A copy of the NYAG Settlement is available as part of the Bank of America Corporation Form 8-K filing on February 10, 2005 and a copy of the SEC Order is available on the SEC's website.

Under the terms of the SEC Order, BACAP, BACAP Distributors, and their affiliate, Banc of America Securities, LLC ("BAS") agreed, among other things,
(1) to pay $250 million in disgorgement and $125 million in civil money penalties; (2) to cease and desist from violations of the antifraud provisions and certain other provisions of the federal securities laws; (3) to undertake various remedial measures to ensure compliance with the federal securities laws related to certain mutual fund trading practices; and (4) to retain an independent consultant to review their applicable supervisory, compliance, control and other policies and procedures. The NYAG Settlement also requires, among other things, BACAP and BACAP Distributors, along with Columbia Management Advisors, Inc. and Columbia Funds Distributors, Inc., the investment advisor to and distributor of the Columbia Funds, respectively, to reduce Columbia Funds, including the Nations Funds that are now known as Columbia Funds, and other mutual funds management fees collectively by $32 million per year for five years, for a projected total of $160 million in management fee reductions. Consistent with the terms of the settlements, the Nations Funds Boards have an independent Chairman, are comprised of at least 75% independent trustees and have engaged an independent consultant with a wide range of compliance and oversight responsibilities.

Pursuant to the procedures set forth in the SEC Order, $375 million will be distributed in accordance with a distribution plan developed by an independent distribution consultant and approved by the SEC. The independent distribution consultant has been in consultation with the staff of the SEC, and has submitted a proposed plan of distribution. The SEC has not yet approved a final plan of distribution.

As a result of these matters or any adverse publicity or other developments resulting from them, including lawsuits brought by shareholders of the affected Nations Funds, there may be increased redemptions or reduced sales of fund shares, which could increase transaction costs or operating expenses, or have other adverse consequences for the Nations Funds.

Civil Litigation

In connection with the events that resulted in the NYAG Settlement and SEC Order, various parties filed suits against Bank of America Corporation and certain of its affiliates, including BACAP and BACAP Distributors (collectively "BAC"), Nations Funds Trust (now known as Columbia Funds Series Trust) and its Board of Trustees. On February 20, 2004, the Judicial Panel on Multidistrict Litigation transferred these cases and cases against several other mutual fund companies based on similar allegations to the United States District Court in placeplaceMaryland for consolidated or coordinated pretrial proceedings (the "MDL"). Subsequently, additional related cases were transferred to the MDL. On September 29, 2004, the plaintiffs in the MDL filed amended and consolidated complaints. One of these amended complaints is a putative class action that includes claims under the federal securities laws and state common law, and that names Nations Funds Trust, the Trustees, BAC and others as defendants. Another of the amended complaints is a derivative action purportedly on behalf of the Nations Funds Trust against BAC and others that asserts claims under federal securities laws and state common law. Nations Funds Trust is a nominal defendant in this action.

On February 25, 2005, BAC and other defendants filed motions to dismiss the claims in the pending cases.

On December 15, 2005, BAC and others entered into a Stipulation of Settlement of the direct and derivative claims brought on behalf of the Nations Funds shareholders. Among other contingencies, the settlement is contingent upon a minimum threshold amount being received by the Nations Funds shareholders and/or the Nations Funds mutual funds from the previously established regulatory settlement fund. The settlement is subject to court approval. If the settlement is approved, BAC would pay settlement administration costs and fees to plaintiffs' counsel as approved by the court. The stipulation has not yet been presented to the court for approval.

Separately, a putative class action - Mehta v AIG Sun America Life Assurance Company - involving the pricing of mutual funds was filed in Illinois State Court, subsequently removed to federal court and then transferred to the United States District Court for the District of Maryland for coordinated or consolidated handling in the MDL. AIG SunAmerica Life Assurance Company has made demand upon Nations Separate Account Trust (as successor to Nations Annuity Trust and now known as Columbia Funds Variable Insurance Trust I) and BACAP (as successor to Banc of America Advisors, Inc.) for indemnification pursuant to the terms of a Fund Participation Agreement. On June 1, 2006, the court granted a motion to dismiss this case because it was preempted by the Securities Litigation Uniform Standards Act. That dismissal has been appealed to the United States Court of Appeals for the Fourth Circuit.

Separately, a putative class action (Reinke v. Bank of America, N.A., et al.) was filed against Nations Funds Trust (now known as Columbia Funds Series Trust) and others on December 16, 2004, in the United States District Court for the Eastern District of Missouri relating to the conversion of common trust funds and the investment of assets held in fiduciary accounts in the Funds. The Court granted Nations Funds Trust's motion to dismiss this action on December 16, 2005. No appeal was filed. On December 28, 2005, the same plaintiff's attorneys filed another putative class action based on the same facts (Siepel v. Bank of America, N.A., et al.) against Columbia Funds Series Trust (as successor to Nations Funds Trust) and others in the United States District Court for the Eastern District of Missouri. Columbia Funds Series Trust filed a motion to dismiss this complaint on May 19, 2006, which the Court granted on December 27, 2006. The Plaintiffs have moved to amend or alter the judgment, which motion is pending. On February 22, 2006, another putative class action based on the same facts (Luleff v. Bank of America, N.A. et al.) was filed in the United States District Court for the Southern District of New York against Columbia Funds Series Trust, William Carmichael and others. Columbia Funds Series Trust and William Carmichael filed motions to dismiss this complaint on July 28, 2006. In response, in early September, 2006, the plaintiff filed an amended complaint. Columbia Funds Series Trust and William Carmichael filed motions to dismiss the amended complaint on October 6, 2006. In response to those motions, the plaintiffs agreed to voluntarily dismiss Columbia Funds Series Trust and William Carmichael as defendants in that action and a Stipulation of Dismissal was executed on October 25, 2006, and the Court signed the stipulation on January 16, 2007.





77I  Terms of new or amended securities

Columbia Marsico Growth Fund, Variable Series
Columbia Marsico Focused Equities Fund, Variable Series
Columbia Marsico 21st Century Fund, Variable Series
Columbia Mid Cap Growth Fund, Variable Series

Effective October 2, 2006, each of Columbia Marsico Growth Fund, Variable Series, Columbia Marsico Focused Equities Fund, Variable Series, Columbia Marsico 21st Century Fund, Variable Series, and Columbia Mid Cap Growth Fund, Variable Series registered for issue a new class of shares, Class B shares. As reflected in the Trust's Rule 18f-3 Multi-Class Plan under the Investment Company Act of 1940 (the 1940 Act), Class B shares are described as follows:

1.       Maximum Initial Sales Load: none 2. Contingent Deferred Sales Charge:
         none
3. Maximum Rule 12b-1 Distribution Fee: Pursuant to a distribution plan adopted under rule 12b-1 under the 1940 Act, Class B shares may pay a combined distribution and shareholder servicing fee of up to 0.25% of the average daily net assets of such shares.
4.       Maximum Shareholder Servicing Fee: none
5. Conversion Features/Exchange Privileges: Class B Shares shall have such conversion features and exchange privileges, if any, as are determined by or ratified by the Board of Trustees of the Trust and described in the then-current prospectus for such shares of the Fund.
6. Other Shareholder Services: Class B Shares of the Fund shall have such shareholder services, if any, as are determined by or ratified by the Board of Trustees of the Trust and described in the then-current prospectus for such shares of the Fund.

Prior to October 2, 2006, each of Columbia Marsico Growth Fund, Variable Series, Columbia Marsico Focused Equities Fund, Variable Series, Columbia Marsico 21st Century Fund, Variable Series, and Columbia Mid Cap Growth Fund, Variable Series had an existing, unnamed share class. Effective October 2, 2006, this share class was redesignated Class A shares. Class A shares are offered without a rule 12b-1 fee.

Columbia Marsico International Opportunities Fund, Variable Series

Effective October 2, 2006, Columbia Marsico International Opportunity Fund, Variable Series' previously unnamed share class was redesignated Class B shares.



77Q1  Exhibits

Amended Declaration of Trust and Amended & Restated By-Laws are hereby incorporated by reference to Accession Number 0000950135-06-002815.

Amended Investment Advisory Agreement and Amended Investment Sub-Advisory Agreement with Marsico Capital Management, LLC are herby incorporated by reference to Accession Number 0000950135-06-006008.

Amended Investment Sub-Advisory Agreement with Mackay Shields, LLC is hereby incorporated by reference to Accession Number 0000950135-06-003924.